                                                                    EXHIBIT 2.24

                         AGREEMENT AND PLAN OF MERGER




                                 BY AND AMONG




                              IXL HOLDINGS, INC.,

                               iXL-BOSTON, INC.,

                             SPINNERS INCORPORATED

                                      AND

                           THE SPINNERS SHAREHOLDERS



                           DATED AS OF JULY 30, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                           PAGE NO.
                                                                           --------
ARTICLE I THE MERGER......................................................     1
     1.1  The Merger......................................................     1
     1.2  Closing and Closing Date........................................     2
     1.3  Effective Time of the Merger....................................     2
     1.4  Effect of the Merger............................................     2

ARTICLE II THE SURVIVING CORPORATION......................................     2
     2.1  Certificate of Incorporation....................................     2
     2.2  Bylaws..........................................................     2
     2.3  Board of Directors; Officers....................................     2

ARTICLE III CONVERSION OF SHARES..........................................     3
     3.1  Merger Consideration............................................     3
     3.2  Dissenting Shares...............................................     4
     3.3  No Further Rights...............................................     4
     3.4  Closing of Spinners' Transfer Books.............................     4

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPINNERS.....................     5
     4.1  Organization and Qualification..................................     5
     4.2  Authority.......................................................     5
     4.3  Capitalization..................................................     6
     4.4  Subsidiaries....................................................     6
     4.5  No Conflicts, Required Filings and Consents.....................     6
     4.6  Financial Statements............................................     7
     4.7  Absence of Changes..............................................     7
     4.8  Undisclosed Liabilities.........................................     8
     4.9  Title to Properties.............................................     8
     4.10 Equipment.......................................................     8
     4.11 Intellectual Property...........................................     8
     4.12 Real Property...................................................     9
     4.13 Leases..........................................................     9
     4.14 Contracts.......................................................    10
     4.15 Directors and Officers..........................................    10
     4.16 Payroll Information.............................................    10
     4.17 Litigation......................................................    10
     4.18 Employee Benefit Plans/Labor Relations..........................    10
     4.19 ERISA...........................................................    11
     4.20 Taxes...........................................................    12
     4.21 Compliance with Applicable Law..................................    12
     4.22 Board of Directors/Shareholder Consent..........................    12
     4.23 Brokers.........................................................    12
     4.24 Environmental Matters...........................................    12
     4.25 Interest in Customers, Suppliers and Competitors................    13

     4.26 Accounts Receivable..............................................   13
     4.27 Accounts Payable.................................................   13
     4.28 Insurance........................................................   14
     4.29 Bankruptcy.......................................................   14
     4.30 Spinners Debt and Cash...........................................   14
     4.31 Accredited Investors; Investment Purpose.........................   14
     4.32 Restrictions on Transfer.........................................   14
     4.33 Ability to Bear Risk; Access to Information; Sophistication......   15
     4.34 Disclosure.......................................................   15
     4.35 Nature of Liabilities............................................   15
     4.36 Former Option Holders............................................   15

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.................   16
     5.1  Organization and Qualification...................................   16
     5.2  Authority........................................................   16
     5.3  No Conflicts, Required Filings and Consents......................   16
     5.4  Litigation.......................................................   17
     5.5  Brokers..........................................................   17
     5.6  Parent Stock.....................................................   17
     5.7  Subsidiaries.....................................................   18
     5.8  Financial Statements.............................................   18
     5.9  Undisclosed Liabilities..........................................   18
     5.10 Compliance with Applicable Laws..................................   18
     5.11 Board of Directors/Shareholder Consent...........................   19
     5.12 Bankruptcy.......................................................   19
     5.13 Absence of Charges...............................................   19
     5.14 Taxes............................................................   19
     5.15 Disclosure.......................................................   19

ARTICLE VI ADDITIONAL AGREEMENTS...........................................   20
     6.1  Conduct of Business by Spinners Pending the Merger...............   20
     6.2  Access to Information............................................   21
     6.3  Filings; Tax Elections...........................................   21
     6.4  Public Announcements.............................................   21
     6.5  Transfer and Gains Taxes and Certain Other Taxes and Expenses....   21
     6.6  Options..........................................................   21
     6.7  Further Assurances...............................................   22
     6.8  Landlord's Consent...............................................   22
     6.9  Section 338 Election; Tax-Free Merger............................   22
     6.10 Personal Guaranties of Spinners Leases...........................   23

ARTICLE VII CONDITIONS PRECEDENT...........................................   23
     7.1   Conditions to Obligation of Spinners and
              The Spinners Shareholders to Effect the Merger...............   23
     7.2   Conditions to Obligations of Parent and Sub
              To Effect the Merger.........................................   24

ARTICLE VIII INDEMNIFICATION...............................................   25
     8.1   Indemnification by Parent.......................................   25
     8.2   Indemnification by the Spinners Shareholders....................   26
     8.3   Notification of Claims; Election to Defend......................   27
     8.4   Payment.........................................................   28

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER...............................   28
     9.1   Termination.....................................................   28
     9.2   Fees and Expenses...............................................   29
     9.3   Amendment.......................................................   29
     9.4   Waiver..........................................................   29

ARTICLE X GENERAL PROVISIONS...............................................   29
     10.1  Survival; Recourse..............................................   29
     10.2  Notices.........................................................   30
     10.3  Entire Agreement................................................   31
     10.4  Assignments; Parties in Interest................................   31
     10.5  Governing Law...................................................   32
     10.6  Headings........................................................   32
     10.7  Counterparts....................................................   32
     10.8  Severability....................................................   32
     10.9  Post-Closing Access.............................................   32
     10.10 Post-Closing Notice.............................................   32
     10.11 Certain Definitions.............................................   32

                               LIST OF EXHIBITS

                        TO AGREEMENT AND PLAN OF MERGER
                                     AMONG
                     IXL HOLDINGS, INC., iXL BOSTON, INC.
                             SPINNERS INCORPORATED
                                      AND
                           THE SPINNERS SHAREHOLDERS


EXHIBITS
--------

Exhibit "A-1"       Parent's Closing Certificate

Exhibit "A-2"       Sub's Closing Certificate

Exhibit "B"         Agreement to be Bound to the Registration Rights Agreement

Exhibit "C"         Form of Option Agreement

Exhibit "D"         Parent's Opinion of Counsel

Exhibit "E"         Spinners' Closing Certificate

Exhibit "F"         Agreement to be Bound to the Stockholders' Agreement

Exhibit "G"         Spinners' Opinion of Counsel

Exhibit "H"         Certificate of Merger

                               LIST OF SCHEDULES

                        TO AGREEMENT AND PLAN OF MERGER
                                     AMONG
                     IXL HOLDINGS, INC., iXL BOSTON, INC.
                             SPINNERS INCORPORATED
                                      AND
                           THE SPINNERS SHAREHOLDERS


SCHEDULES
---------

Schedule 3.1(b)     Sample Calculation of Parent Stock and Cash Issuable

Schedule 4.3(a)     Spinners' Stock and Stock Rights

Schedule 4.3(b)     Spinners' Liens

Schedule 4.5        Spinners' Consents

Schedule 4.7        Absence of Changes - Spinners

Schedule 4.8        Spinners' Undisclosed Liabilities

Schedule 4.9        Spinners' Title

Schedule 4.10       Spinners' Equipment

Schedule 4.11(a)    Spinners' Intellectual Property Rights

Schedule 4.11(b)    Spinners' Software

Schedule 4.12       Spinners' Real Property

Schedule 4.13       Spinners' Leases

Schedule 4.14       Spinners' Contracts

Schedule 4.15       Spinners' Directors and Officers

Schedule 4.16       Spinners' Payroll Report

Schedule 4.17       Spinners' Litigation

                                       V

Schedule 4.18       Spinners' Employee Benefit Plans

Schedule 4.19       Spinners' ERISA Disclosures

Schedule 4.21       Spinners' Permits

Schedule 4.23       Spinners' Brokers

Schedule 4.25       Spinners' Direct or Indirect Material Interests

Schedule 4.28       Spinners' Insurance

Schedule 5.3        Conflicts, Required Filings and Consents of Parent and Sub

Schedule 5.4        Parent Litigation

Schedule 5.5        Parent and Sub Brokers

Schedule 5.6        Class B Common Stock Options

Schedule 5.7        Subsidiaries

Schedule 5.9        Parent Undisclosed Liabilities

Schedule 5.13       Absence of Changes - Parent

Schedule 6.6(b)     Options

Schedule 6.6(c)     New Options

Schedule 7.1c       Parent Consents

Schedule 7.2(c)     Spinners' and Spinners' Shareholders Consents

Schedule 10.11      Permitted Liens

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER is entered into as of this 30th day of July, 1998, by and among SPINNERS INCORPORATED, a Delaware corporation ("Spinners"), IXL HOLDINGS, INC., a Delaware corporation ("Parent"), IXL-BOSTON, INC., a Delaware corporation, or its Successors or assigns ("Sub"), and the shareholders of Spinners as listed on the signature page hereto (the "Spinners Shareholders").


                                   RECITALS:
                                   --------

     A. Spinners is engaged in the business of developing internet sites and furnishing internet services, including website design and maintenance (the "Spinners Business").

     B. Spinners and Sub each desire to merge their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Merger").

     C. The Spinners Shareholders collectively own 100% of the issued and outstanding capital stock of Spinners (the "Spinners Stock").

     D. The respective Boards of Directors of Parent, Sub and Spinners, and the respective shareholders of Sub and Spinners, have approved the Merger, upon the terms and subject to the conditions set forth herein.

     E. The parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the respective covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                   ARTICLE I

                                  THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), (a) Spinners shall be merged with and into Sub, (b) the separate existence of Spinners shall cease, and (c) Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name iXL-Boston, Inc. For purposes of this Agreement, Sub shall be referred to, for the period commencing on the Effective Time, as the "Surviving Corporation."

     1.2 CLOSING AND CLOSING DATE. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days after satisfaction of the conditions set forth in Sections
7.1 and 7.2 hereof) (the "Closing Date") at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Rd., Ste. 1100, Atlanta, GA 30305, unless another date, time or place is agreed to by the parties.

     1.3 EFFECTIVE TIME OF THE MERGER. At the Closing, the parties hereto shall cause a certificate of merger, substantially in the form of Exhibit "H" hereto
                                                            ----------
(the "Certificate of Merger") to be filed with the office of the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"). When used herein, the term "Effective Time" shall mean the time when the Certificate of Merger has been accepted for filing by the Secretary of State of Delaware, or such time as otherwise specified therein.

     1.4 EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its officers and directors shall be authorized to take, and shall take, any and all such action.


                                  ARTICLE II

                           THE SURVIVING CORPORATION

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Sub, a copy of which is attached to a closing certificate and incumbency certificate of Sub, substantially in the form of Exhibit "A-2" hereto ("Sub's Closing
                                     ------------
Certificate"), shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     2.2 BYLAWS. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws of Sub is attached to Sub's Closing Certificate.

     2.3 BOARD OF DIRECTORS; OFFICERS. The Board of Directors and officers of Sub immediately prior to the Effective Time shall be the Board of Directors and officers, respectively, of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                             CONVERSION OF SHARES

     3.1  MERGER CONSIDERATION. As of the Effective Time:

          (a) All shares of Spinners Stock owned by Spinners shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of Spinners or Sub, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Each issued and outstanding share of Spinners Stock (other than any Dissenting Shares, as defined in Section 3.2 hereof) shall, upon surrender to Sub, at the Closing, of the underlying share certificates, be converted into, and become exchangeable for:

(i) a number of shares of validly issued, fully paid and nonassessable Class B Common Stock of Parent, $.O1 par value (the "Parent Stock") based on the following equation:

               PS=                  (900,000 + X) - (D + $1 MILLION)
                                              ---   ----------------
                                              $10          $10
                                    -----------------------------------
                                           S+O

     where:

          PS   =    the number of shares of Parent Stock (valued, as of the
                    Closing, at $10 per share) for which each share of Spinners
                    Stock shall be exchanged pursuant to the Merger

          D    =    the outstanding indebtedness of Spinners (the "Spinners
                    Debt"), including debt for borrowed money and accrued interest thereon, capital leases, accounts payable and accrued expenses, any dividends exceeding cash on hand, approximately $200,000 of fees for Spinners investment bankers, payable by the Surviving Corporation in accordance with Section 9.2(a) hereof, and any unpaid legal, accounting or other fees of Spinners, all to be determined as of three business days prior to the Closing Date and all as determined in accordance with generally accepted accounting principles ("GAAP")

          S    =    the number of issued and outstanding shares of Spinners
                    Stock on the Closing Date

          O    =    the total number of options to purchase Spinners Stock
                    outstanding on the Closing Date, to be exchanged for options to acquire Parent Stock pursuant to Section 6.6(b) hereof;
                    and
          x    =    one-half of the aggregate exercise price of O, as set forth on Schedule 3.1(b) hereto
                       ----------------------

(ii) an amount of cash based on the following equation:

               C=             $1 MILLION
                              ----------
                              S

        where:

          C    =    the amount of cash for which each share of Spinners Stock
                    shall be exchanged pursuant to the Merger

and other terms are as defined above.

Set forth on Schedule 3.1(b) hereto is a calculation of the number of shares of
             --------------
Parent Stock and cash into which each issued and outstanding share of Spinners Stock (except for any Dissenting Shares) is exchangeable, based on the assumptions set forth in Schedule 3.1(b).
                         ---------------

          (c) Each issued and outstanding share of common stock of Sub shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of Spinners or Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     3.2 DISSENTING SHARES. Notwithstanding any provision hereof to the contrary, any shares of Spinners Stock held by a Dissenting Shareholder (as hereinafter defined) shall not be converted as described in Section 3.1(b) hereof, but instead shall be converted into the right to receive the consideration due a Dissenting Shareholder pursuant to the DGCL, provided, however, that if a Dissenting Shareholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right for appraisal under the terms of the DGCL, then the Spinners Stock held by such Dissenting Shareholder (the "Dissenting Shares") shall be deemed to be converted as of the Effective Time in accordance with the provisions of Section 3.1 hereof. Spinners shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any demands of any Dissenting Shareholder. All amounts paid to Dissenting Shareholders shall be paid without interest thereon (to the extent permitted by applicable law) by the Surviving Corporation. For purposes hereof, the term "Dissenting Shareholder" shall mean a Spinners Shareholder who (a) objects to the Merger; and (b) complies with the applicable provisions of the DGCL concerning dissenter's rights.

     3.3 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates theretofore evidencing Spinners Stock shall cease to have any rights as stockholders of Spinners, except as provided herein or by applicable law.

     3.4 CLOSING OF SPINNERS' TRANSFER BOOKS. At the Effective Time, the stock transfer books of Spinners shall be closed and no transfer of Spinners Stock shall be made thereafter. If after the Effective Time, certificates for Spinners Stock are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for a consideration as set forth in Section 3.1 hereof, subject to applicable law in the case of Dissenting Shareholders.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF SPINNERS

     Spinners, and the Spinners Shareholders, jointly and severally, represent and warrant to Parent and Sub as follows, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof.

     4.1 ORGANIZATION AND QUALIFICATION. Spinners is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Spinners has the requisite corporate power and authority to carry on the Spinners Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary and where the failure to qualify would have a material adverse effect on Spinners. Complete and correct copies of the Certificate of Incorporation and Bylaws of Spinners as in effect on the date hereof are attached to a closing certificate and incumbency certificate of Spinners, substantially in the form of Exhibit "F" hereto ("Spinners Closing
                                       ----------
Certificate"). The minute book of Spinners, a true and complete copy of which has been delivered to Parent, (a) accurately reflects all action taken by the directors and shareholders of Spinners at meetings of Spinners' Board of Directors or shareholders, as the case may be, and (b) contains true and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or shareholders.

     4.2 AUTHORITY. Spinners has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by Spinners have been duly and validly authorized and approved by Spinners' Board of Directors and the Spinners Shareholders, and no other corporate or shareholder proceedings on the part of Spinners, its Board of Directors or the Spinners Shareholders is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Spinners and each Spinners Shareholder, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of Spinners and each Spinners Shareholder, enforceable against Spinners and each Spinners Shareholder in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     4.3  CAPITALIZATION.

          (a) The authorized capital stock of Spinners consists of 10 million shares of common stock, $.0l par value, of which 7 million shares are validly issued and outstanding, fully paid and nonassessable. All outstanding capital stock of Spinners was issued in accordance with applicable federal and state securities laws. Except as set forth on Schedule 4.3(a) hereto, there are no
                                        --------------
options, warrants, calls, convertible notes, agreements, commitments or other rights presently outstanding that would obligate Spinners or any of the Spinners Shareholders to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, Spinners has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Spinners. Schedule 4.3(a) sets
                                                           --------------
forth a list of (i) all holders of record of (A) Spinners Stock, and (B) options, warrants, convertible notes or other rights to purchase capital stock of Spinners (collectively, "Spinners Stock Rights"); (ii) the number of shares held by each Spinners Shareholder and the number of shares of capital stock of Spinners represented by the Spinners Stock Rights; and (iii) the exercise price for each Spinners Stock Right.

          (b) All of the issued and outstanding shares of capital stock of Spinners are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3(b) hereto, each Spinners Shareholder represents and warrants
   --------------
that the Spinners Stock held by such Spinners Shareholder is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien").

     4.4 SUBSIDIARIES. Spinners has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

     4.5  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS. Except as set forth on
Schedule 4.5 hereto, none of (i) the execution and delivery of this Agreement by
------------
Spinners or the Spinners Shareholders, (ii) the consummation by Spinners and the Spinners Shareholders of the transactions contemplated hereby or (iii) compliance by Spinners with any of the provisions hereof will:

          (a) conflict with or violate the Certificate of Incorporation or Bylaws of Spinners;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Spinners or any of the Spinners Shareholders, or by which Spinners or any of its properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which Spinners is a party or by which Spinners or any of its properties or assets may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of Spinners; or

          (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"), except for the filing of the Certificate of Merger pursuant to the DGCL; or (ii) any other individual or Entity (collectively, a "Person").

     4.6 FINANCIAL STATEMENTS. Spinners has heretofore furnished Parent with a true and complete copy of (a) the audited financial statements of Spinners for the years ended December 31, 1996 and 1997; and (b) the unaudited financial statements of Spinners for the five month period ended May 31, 1998 (all of the foregoing collectively herein referred to as the "Spinners Financial Statements"). Except as disclosed therein, the Spinners Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and normal year end adjustments in the case of the Spinners Financial Statements for the period ended May 31, 1998) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of Spinners as of the dates, and during the periods, indicated therein.

     4.7  ABSENCE OF CHANGES. Except as provided in Schedule 4.7 hereto and
                                                    ------------
except as contemplated hereby, since December 31, 1997 (a) Spinners has not entered into any transaction that was not in the ordinary course of business;
(b) except for sales of services and licenses of software in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of Spinners; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of Spinners in respect of its stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of Spinners; (d) there has been no declaration, payment, or commitment for the payment, by Spinners, of a bonus or other additional salary, compensation, or benefit to any employee of Spinners that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business; (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by Spinners, or waiver of any right of Spinners; (f) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of Spinners (other than Spinners Accounts Receivable as defined in Section
4.26 hereof written down in the ordinary course of business in excess of $10,000 for any single Spinners Accounts Receivable, or $25,000 in the aggregate); (h) there has been no material damage, or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the Spinners Business or the operations of Spinners; (i) there has been no loan by Spinners, or guaranty by Spinners of any loan, to any employee of Spinners; (j) Spinners has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of Spinners; (k) there has been no termination or resignation of any key employee or officer of Spinners, and to the knowledge of Spinners, no such termination or resignation is threatened; (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Spinners Business, to which Spinners is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby; (m) Spinners has not failed to satisfy any of its debts, obligations or liabilities related to the Spinners Business or the assets of Spinners as the same become due and owing (except for Spinners Accounts Payable (as defined in Section 4.27 hereof) payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by Spinners to do any of the foregoing; and (o) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial condition of Spinners.

     4.8   UNDISCLOSED LIABILITIES. Except as set forth on Schedule 4.8 hereto,
                                                           ------------
Spinners has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after December 31, 1997, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Spinners; (b) liabilities reflected on the Spinners Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

     4.9   TITLE TO PROPERTIES. Except as set forth on Schedule 4.9 hereto,
                                                       ------------
Spinners has good and marketable title to, or good and valuable title to its leasehold interest in, all tangible property and assets used in the Spinners Business, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.11 hereof).

     4.10  EQUIPMENT. Schedule 4.10 hereto sets forth a true and correct list of
                      -------------
all items of tangible personal property (including computer hardware) necessary for or used in the operation of the Spinners Business in the manner in which it has been and is now operated by Spinners ("the Spinners Equipment"), except for personal property having a net book value of less than $1,000. Except as set forth on Schedule 4.10, each material item of Spinners Equipment is in good
         -------------
condition and repair, ordinary wear and tear excepted.

     4.11  INTELLECTUAL PROPERTY.

           (a) Schedule 4.11(a) hereto sets forth a true and complete list of
               ----------------
all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights (and all pending applications for any of the foregoing) used by Spinners in the conduct of the Spinners Business (together with trade secrets and know how used in the conduct of the Spinners Business, the "Spinners Intellectual Property Rights"). Spinners owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the Spinners Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Spinners, threatened, that Spinners is infringing or otherwise adversely affecting the rights of any Person with regard to any Spinners Intellectual Property Right.

To the knowledge of Spinners, no Person is infringing the rights of Spinners with respect to any Spinners Intellectual Property Right. Neither Spinners nor, to the knowledge of Spinners, any employee, agent or independent contractor of Spinners, in connection with the performance of such Person's services with Spinners, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

          (b) Schedule 4.11(b) hereto sets forth a true and complete list of
              ----------------
all material computer software used by Spinners in the conduct of the Spinners Business (the "Spinners Software"), other than pre-loaded or shrink-wrap software, and an estimated aggregate value of all Spinners Software. Spinners currently licenses, or otherwise has the legal right to use, all of the Spinners Software (including any upgrade, alteration or enhancement with respect thereto), and all of the Spinners Software is being used in material compliance with any applicable license or other agreement.



     4.12  REAL PROPERTY. Except as set forth on Schedule 4.12 hereto:
                                                 -------- ----

           (a) Spinners has a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Spinners Business (the "Spinners Real Property"). Spinners owns no real property. Except for Permitted Liens, and for the items set forth on Schedule 4.12, there are no Liens on Spinners' interest in any of the
   -------------
Spinners Real Property.

           (b) There are no parties in possession of any portion of the Spinners Real Property other than Spinners, whether as sublessees, subtenants at will or trespassers.

           (c) To the knowledge of Spinners, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the Spinners Leases (as hereinafter defined), any material expenditure by Spinners to modify or improve any of the Spinners Real Property to bring it into compliance therewith.

     4.13  LEASES. Schedule 4.13 hereto sets forth a list of all leases pursuant
                   -------------
to which Spinners leases, as lessor or lessee, real or personal property used in operating the Spinners Business or otherwise (the "Spinners Leases"). Copies of the Spinners Leases, all of which have previously been provided to Parent, are true and complete copies thereof. All of the Spinners Leases are valid, binding and enforceable against Spinners and, to the knowledge of Spinners, against the other parties thereto, in accordance with their respective terms, and there is not under any such Spinners Lease any existing default by Spinners, or, to the knowledge of Spinners, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Spinners has not received notice that the lessor of any of the Spinners Leases intends to cancel, suspend or terminate such Spinners Lease or to exercise or not exercise any option thereunder.

     4.14  CONTRACTS. Schedule 4.14 hereto sets forth a true and complete list
                      -------------
of all contracts, agreements and commitments (whether written or oral) to which Spinners is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to Spinners Intellectual Property Rights and the like, excepting only those Spinners contracts which involve less than $10,000 and are cancelable, without penalty, on no more than 90 days' notice (collectively, subject to such exception, the "Spinners Contracts"). The aggregate value of all payment obligations and rights to receive payments under agreements, contracts and commitments (whether oral or in writing) to which Spinners is a party or by which it or any of its properties or assets is otherwise bound, and that are not listed on Schedule 4.14, is less than $50,000
                                            -------------
(calculating such value by adding together the value of rights and obligations, and not by determining the net amount thereof).

     True and complete copies of all Spinners Contracts (or a true and complete narrative description of any oral Spinners Contract) have previously been provided to Parent. Except as set forth on Schedule 4.14, neither Spinners nor,
                                           -------------
to the knowledge of Spinners, any other party to any of the Spinners Contracts
(x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Spinners Contracts, or (y) has waived any right it may have under any of the Spinners Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of Spinners. All of the Spinners Contracts constitute the valid and binding obligations of Spinners, enforceable in accordance with their respective terms, and, to the knowledge of Spinners, of the other parties thereto.

     4.15  DIRECTORS AND OFFICERS. Schedule 4.15 hereto sets forth a list, as of
                                   -------------
the Closing Date, of the name of each director and officer of Spinners and the position(s) held by each.

     4.16  PAYROLL INFORMATION. Schedule 4.16 hereto sets forth a true and
                                -------------
complete copy of the payroll report of Spinners for the period July 1 -- July 15, 1998, showing all current employees of Spinners and their current levels of compensation, other than bonuses and other extraordinary compensation, all of which bonuses and such compensation are set forth on Schedule 4.16. Spinners has
                                                     -------------
paid all compensation required to be paid to employees of Spinners on or prior to the date hereof other than compensation accrued in the current pay period are reflected in Schedule 4.16.
             -------------

     4.17  LITIGATION. Except as set forth on Schedule 4.17 hereto, there is no
                                              -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Spinners, threatened against or affecting Spinners or the Spinners Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Spinners.

     4.18  EMPLOYEE BENEFIT PLANS/LABOR RELATIONS.

           (a) Except as disclosed in Schedule 4.18 hereto, there are no
                                      -------------
employee benefit plans, agreements or arrangements maintained by Spinners, including (i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "Spinners Benefit Plans"). All Spinners Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of Spinners under any Spinners Benefit Plan.

           (b) Spinners is not a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of Spinners; no representation campaign or election is now in progress with respect to any employee of Spinners; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Spinners, threatened, relating to or affecting the Spinners Business. To the knowledge of Spinners, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

     4.19  ERISA.

           (a) All Spinners Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the Spinners Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No Spinners Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Spinners has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Spinners Benefit Plans that would subject Spinners to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Spinners has not engaged in any transaction described in
Section 4069 of ERISA within the last five years. Except as disclosed in
Schedule 4.19 hereto or pursuant to the terms of the Spinners Benefit Plans,
-------------
neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Spinners, (ii) increase any benefit otherwise payable under any Spinners Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

           (b) No notice of a "reportable event," within the meaning of
Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Spinners Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with Spinners under Section 4001 of ERISA or Section 414 of the Code, within the 12-month period ending at the Effective Time. Spinners has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Spinners Benefit Plan that remains unpaid.

     4.20  TAXES.

           (a) Spinners has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Spinners on or prior to the Effective Time. Spinners has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Spinners (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Spinners Financial Statements). As of the Effective Time, all deficiencies proposed as a result of any audit will have been paid or settled.

           (b) Spinners is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

           (c) Spinners has not consented to have the provisions of Section 341
(f)(2) of the Code (or comparable state law provisions) apply to it, and Spinners has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

     4.21 COMPLIANCE WITH APPLICABLE LAWS. Spinners holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Spinners, as appropriate, and to carry on the Spinners Business as now conducted (the "Spinners Permits"). To the knowledge of Spinners, Spinners is in material compliance with all applicable laws, ordinances and regulations and the terms of the Spinners Permits. Except as set forth on Schedule 4.21 hereto, all of the
                                             -------------
Spinners Permits are fully assignable by Spinners in connection with the Merger.
Schedule 4.21 hereto sets forth a true and complete list of all Spinners
-------------
Permits, true and complete copies of which have previously been provided to Parent.

     4.22 BOARD OF DIRECTORS/SHAREHOLDER CONSENT. Both the Board of Directors of Spinners and the Spinners Shareholders have adopted and approved this Agreement and the transactions contemplated hereby (including the Merger).

     4.23  BROKERS. Except as set forth on Schedule 4.23 hereto, no broker or
                                           -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of Spinners.

     4.24  ENVIRONMENTAL MATTERS.

           (a) To the knowledge of Spinners, no real property currently or formerly owned or operated by Spinners is contaminated with any Hazardous Substance (as hereinafter defined);

           (b) Spinners is not a party to any litigation or administrative proceeding nor, to the knowledge of Spinners, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that Spinners (i) violated any Environmental Law (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance;

           (c) To the knowledge of Spinners, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Spinners containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law;

           (d) To the knowledge of Spinners, Spinners is not subject to any judgment, order or citation related to or arising out of any Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law; and

           (e) For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

     4.25 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as provided in Schedule 4.25 hereto, no officer, director, shareholder or, to the knowledge
   -------------
of Spinners, employee of Spinners and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of Spinners, or in any Person from whom or to whom Spinners leases any real or personal property, or in any other Person with whom Spinners is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Effective Time or proposed, other than the ownership of stock of publicly traded corporations.

     4.26 ACCOUNTS RECEIVABLE. All accounts, notes, contracts and other receivables of Spinners (collectively, "Spinners Accounts Receivable") were acquired by Spinners in the ordinary course of business arising from bona fide transactions. To the knowledge of Spinners, there are no set-offs, counterclaims or disputes asserted with respect to any Spinners Accounts Receivable that would result in claims in excess of $10,000 and, to the knowledge of Spinners and subject to such $10,000 amount, all Spinners Accounts Receivable are collectible in full. Spinners has previously provided Parent with a true and complete aging report prepared as of May 31, 1998 which shows the time elapsed since invoice date for all Spinners Accounts Receivable as of such date.

     4.27 ACCOUNTS PAYABLE. All material accounts, notes, contracts and other amounts payable of Spinners (collectively, "Spinners Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. Spinners has previously provided Parent with a true and complete aging report prepared as of May 31, 1998 which shows the time elapsed since invoice date for all Spinners Accounts Payable as of such date.

     4.28 INSURANCE. Spinners currently maintains in full force and effect, all insurance policies that are required to be maintained for the conduct of the Spinners Business or the ownership of Spinners' property (both real and personal) (collectively, the "Spinners Insurance Policies"). The Spinners Insurance Policies are listed on Schedule 4.28 hereto, and true and complete
                                 -------------
copies of all Spinners Insurance Policies or certificates of insurance have previously been provided to Parent. Spinners (a) is not in default regarding the provisions of any Spinners Insurance Policy; (b)has paid all premiums due thereunder; and (c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

     4.29 BANKRUPTCY. Spinners has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     4.30 SPINNERS DEBT AND CASH. As of the date hereof, the Spinners Debt is not in excess of $680,000. As of June 30, 1998, Spinners cash on hand, available for dividends, was $176,316.65.

     4.31 ACCREDITED INVESTORS; INVESTMENT PURPOSE. Each Spinners Shareholder represents that he (a) is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"); (b)is acquiring the Parent Stock solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof; and
(c) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) except in compliance with the Securities Act and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Second Amended and Restated Stockholders' Agreement of Parent, dated December 17, 1997 (the "Stockholders' Agreement).

     4.32  RESTRICTIONS ON TRANSFER. Each Spinners Shareholder acknowledges that
(a) the Parent Stock received by him hereunder has not been registered under the Securities Act; (b)the Parent Stock may be required to be held indefinitely, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Parent, and such Rule is not anticipated to be available in the foreseeable future, (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule;
(j) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

     4.33 ABILITY TO BEAR RISK; ACCESS TO INFORMATION; SOPHISTICATION. Each Spinners Shareholder represents and warrants that (a) his financial situation is such that he can afford to bear the economic risk of holding Parent Stock acquired by him hereunder for an indefinite period; (b) he can afford to suffer the complete loss of such Parent Stock; (c) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (d) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock; (e) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (f) he (i) has reviewed the Private Placement Memorandum of Parent dated June 30, 1998 (the "Memorandum"), (ii) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries (as hereinafter defined), and
(iii) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger.

     4.34 DISCLOSURE. No statement of fact by Spinners or any Spinners Shareholder contained herein and no written statement of fact furnished by Spinners or any Spinners Shareholder to Parent or Sub in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not materially misleading.

     4.35 NATURE OF LIABILITIES. The $200,000 of fees for Spinners investment bankers, payable by the Surviving Corporation in accordance with Section 9.2(a) hereof, and any unpaid legal, accounting or other fees of Spinners, are solely and directly related to the Merger.

     4.36 FORMER OPTION HOLDERS. The employment of Eric Mauro, Dawn Gabriel and Abigail Phillips was terminated more than ninety days prior to the Effective Time and, in accordance with the terms of their respective incentive stock option certificates and the Spinners stock option plan, none of these individuals owns, or is entitled to own, any Spinners Stock Rights. Notwithstanding anything to the contrary herein, any Parent Loss which arises as a result of a breach of the representations provided in this Section 4.36 shall not be subject to Section 8.2(b)(i) hereof.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Each of Parent and Sub jointly and severally represents and warrants to Spinners and the Spinners Shareholders, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof, as follows:

     5.1 ORGANIZATION AND QUALIFICATION. Each of Parent and its Subsidiaries (as defined in Section 10.11 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Sub as in effect on the date hereof are attached, respectively, to a closing certificate and incumbency certificate of Parent, substantially in the form of Exhibit "A-1" hereto ("Parent's Closing Certificate"), and to Sub's Closing
-------------
Certificate.

     5.2 AUTHORITY. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective boards of directors and by Sub's sole shareholder, and no other corporate or shareholder proceedings on the part of either Parent or Sub, or their respective boards of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by Spinners and the Spinners Shareholders, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     5.3  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS. Except as set forth on

Schedule 5.3 hereto, none of the execution and delivery of this Agreement by
------------
Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

          (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, or the organizational documents of any other Subsidiaries;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

          (e) require any Consent of (i) any Governmental Entity (except for (x) compliance with any applicable requirements of any applicable securities laws, and (y) the filing of the Certificate of Merger pursuant to the DGCL); or (ii) any other Person.

     5.4  LITIGATION. Except as set forth on Schedule 5.4 hereto, there is no
                                             ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

     5.5  BROKERS. Except as disclosed on Schedule 5.5 hereto, no broker or
                                          ------------
finder is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

     5.6  PARENT STOCK.

          (a) As of the date hereof, the authorized capital stock of Parent consists of (i) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 11,863,632 shares are validly issued and outstanding (without taking into account any shares of Parent Stock to be issued pursuant hereto, or pursuant to any of the Potential Acquisitions as defined in the Memorandum), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 174,526 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, and (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.6 hereto, there are no options,
                                      ------------
warrants, calls, agreements, commitments or other rights presently outstanding that would obligate Parent to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the Closing Date, Parent has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Parent.

          (b) When delivered to the Spinners Shareholders in accordance with the terms hereof, the Parent Stock will be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by federal and state securities laws.

     5.7  SUBSIDIARIES.  Except as set forth on Schedule 5.7 hereto, Parent has
                                                ------------
no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 5.7 lists the name of each of the Subsidiaries of Parent,
            ------------
and indicates their respective jurisdictions of incorporation.

     5.8 FINANCIAL STATEMENTS. Parent has heretofore furnished Spinners with a true and complete copy of (a) the audited financial statements of iXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (b) the audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (c) the audited consolidated financial statements for Parent and its Subsidiaries for the eight months ended December 31, 1996 and for the year ended December 31, 1997; and (d) the unaudited consolidated financial statements for Parent and its Subsidiaries for the four month period ended March 31, 1998 (all of the foregoing, collectively, "Parent Financial Statements"). The Parent Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flow of Parent at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).

     5.9  UNDISCLOSED LIABILITIES. Except as set forth on Schedule 5.9 hereto,
                                                          ------------
neither Parent nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Parent and its Subsidiaries, taken as a whole; (b) liabilities reflected on the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

     5.10 COMPLIANCE WITH APPLICABLE LAWS. Parent or its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Parent and its Subsidiaries, as appropriate, and to carry on Parent's business as now conducted (the "Parent Permits"). To the knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the Parent Permits.

     5.11 BOARD OF DIRECTORS/SHAREHOLDER CONSENT. The board of directors of Parent, and both the board of directors and shareholder of Sub, have, by unanimous written consent or other action, adopted and approved this Agreement and the transactions contemplated hereby (including the Merger).

     5.12 BANKRUPTCY. Neither Parent nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     5.13  ABSENCE OF CHANGES. Except as provided in Schedule 5.13 hereto,
                                                     -------------
since December 31, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to Parent and its Subsidiaries, taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to Parent's capital stock; (e) any material change in Parent's accounting principles, practices or methods; (f) any split, combination or reclassification of any of Parent's capital stock, or the issuance or authorization of any issuance of any other securities in respect of; in lieu of or in substitution for, shares of Parent's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     5.14 TAXES. Parent and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Parent and its Subsidiaries on or prior to the Closing Date. Parent and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Parent and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Parent Financial Statement). As of the Closing Date, all deficiencies proposed as a result of any audits will have been paid or settled.

     5.15 DISCLOSURE. No statement of fact by Parent or Sub contained herein and no written statement of fact furnished or to be furnished by Parent or Sub to Spinners in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 CONDUCT OF BUSINESS BY SPINNERS PENDING THE MERGER. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, unless Parent shall otherwise agree in writing, Spinners shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Spinners to the end that its goodwill and on-going business shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated hereby, unless Parent shall otherwise agree in writing, prior to the Effective Time, Spinners shall not, directly or indirectly:

          (a) (i) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock; provided, however, that Spinners may distribute, by way of a dividend to the Spinners Shareholders, an amount up to its earnings through June 30, 1998, but not in excess of cash on hand as of June 30, 1998, (ii) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of; in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any share of capital stock of Spinners or any other equity security thereof or any right, warrant, or option to acquire any such share or other security;

          (b) issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by Spinners or any security convertible into, or any right, warrant or option to acquire any such share or voting security;

          (c) amend its Certificate of Incorporation, Bylaws or other comparable organizational documents;

          (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or (ii) any assets that are material, individually or in the aggregate, to Spinners;

          (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

          (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of Spinners, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance or capital contribution to, or investment in, any other person, or settle or compromise any material claim or litigation; or

          (g) authorize any of, or commit or agree to take any of, the foregoing actions.

     6.2 ACCESS TO INFORMATION. From the date hereof through the Effective Time, Spinners and Parent shall afford to the other of them and the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to the other of them all information concerning its business, properties and personnel as the other may reasonably request. Parent and Spinners, and their respective accountants, counsel and other representatives, shall, in the exercise of the rights described in this
Section 6.2, not unduly interfere with the operation of the business of the other of them.

     6.3 FILINGS; TAX ELECTIONS. Spinners shall promptly provide Parent with copies of all filings made by Spinners with any Governmental Entity in connection herewith and the transactions contemplated hereby. Spinners shall, before settling or compromising any material income tax liability of Spinners, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

     6.4 PUBLIC ANNOUNCEMENTS. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Merger. Any such disclosure shall be coordinated by Parent, and none of the Spinners Shareholders shall make any such disclosure without the prior written consent of Parent.

     6.5 TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES AND EXPENSES. Parent agrees that, to the extent it is legally able to do so, the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

     6.6  OPTIONS.

          (a) Spinners hereby covenants and agrees that at the Effective Time, all of the Spinners Stock Rights (all of which are set forth on Schedule 4.3(a)
                                                                --------------
hereto) shall have been properly canceled and, except for the right to receive options to acquire Parent Stock described in Section 6.6(b) below, all rights and obligations thereunder shall have been terminated.

          (b) Parent hereby covenants and agrees that, at the Effective Time, each of the holders of Spinners Stock Rights shall receive incentive or non-qualified options (corresponding to whether their previous Spinners Options were incentive or non-qualified) to purchase the number of shares of validly issued, fully paid and nonassessable Parent Stock, at the exercise price per share, as set forth on Schedule 6.6(b) hereto, all of which
                                          --------------
options shall have been issued pursuant to the IXL Holdings, Inc. 1996 Stock Option Plan, as amended (the "Parent Stock Option Plan").

          (c) Parent further covenants that, at the Effective Time, it will issue options to purchase up to 250,000 shares of validly issued, fully paid and nonassessable Parent Stock, at an exercise price of $10 per share and vesting 20% per year over each of five years, to those Persons designated by Spinners, approved by Parent and listed on Schedule 6.6(c) hereto, all of which options
                                 --------------
shall be issued pursuant to the Parent Stock Option Plan; provided, however, that if for any reason any such options shall not fully vest in accordance with the terms of the award thereof, or are not exercised within the time period provided therein, and therefore expire or are canceled, then in that event non-qualified options on the number of shares of Parent Stock subject to such expired or canceled option, and corresponding as to price and vesting, shall be issued to the Spinners Shareholders without the payment of any additional consideration therefor, pro rata in accordance with the number of shares of Parent Stock received in the Merger.

     6.7 FURTHER ASSURANCES. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

     6.8 LANDLORD'S CONSENT. Spinners shall, prior to the Closing, have obtained written consent from Athenaeum Property LLC, Landlord under a Lease dated June 12, 1997 with Clam Associates Inc. ("Clam"), with respect to Spinners premises subleased from Clam pursuant to a Sublease dated April 9, 1998.

     6.9  SECTION 338 ELECTION; TAX-FREE MERGER.

          (a) The parties agree and acknowledge that the Merger is intended to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, none of the parties hereto shall attempt to file a Section 338 election without the prior written consent of the other parties hereto.

          (b) Parent hereby agrees that it will continue to maintain its ownership of Sub so as not to violate the continuity of interest requirements under Section 368 of the Code and the regulations thereunder. If Parent (i) fails to continue its ownership in accordance with the foregoing sentence, or
(ii) takes any action, or fails to take any reasonable action, and, solely as a result thereof, the Internal Revenue Service (the "IRS") determines that the Merger constitutes a taxable event for the Spinners Shareholders, then Parent shall loan to the Spinners Shareholders, on an interest-free basis, an amount equal to the federal income tax imposed on the Spinners Shareholders for which and to the extent that they would not otherwise have been liable; provided, however, that (1) each Spinners Shareholder shall promptly (and in any event within five days of his receipt thereof) deliver to Parent a copy of any notice received from the IRS relating to the taxability of the Merger; (2) Parent shall have the right, at its discretion, to defend against and/or settle any claim by the IRS to the effect that the Merger constitutes a taxable event; (3) each Spinners Shareholder shall, promptly after receipt of such loan, furnish Parent with evidence to Parent's satisfaction that such tax liability has been paid in full; and (4) in consideration therefor, each Spinners Shareholder shall have executed and delivered a non-interest bearing note, in form and substance satisfactory to Parent, providing for payment at a date to be agreed upon by the parties (and in any event if any Spinners Shareholder fails to comply with the condition specified in the preceding clause (3)), for the full principal amount so loaned by Parent, the note to be secured by delivery to Parent of Parent Stock certificates (with executed stock powers in favor of Parent) evidencing Parent Stock, valued for this purpose at $10 per share, in aggregate at least equal to the principal amount of the note, the note to be non-recourse except as to such Parent Stock. Parent and the Spinners Shareholders further agree that the Spinners Shareholders will be entitled, at any time, subject to applicable provisions of the Stockholders' Agreement, to sell (but not to assign) such Parent Stock, and Parent will release such pledged Parent Stock upon receipt of proceeds from such sale in an amount sufficient to satisfy the unpaid balance of such note.

     6.10 PERSONAL GUARANTIES OF SPINNERS LEASES. Parent shall, as soon as is practicable after the Effective Time, use its best efforts to attempt to eliminate any personal guaranty made by any Spinners Shareholder for the obligations of Spinners under the terms of any Spinners Lease, and, subject to Parent's other obligations, to substitute itself as guarantor of such obligations. Parent will indemnify and hold Spinners Shareholders harmless against liability resulting solely from Sub's or Parent's failure to pay such obligations when due and payable under the terms thereof.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     7.1 CONDITIONS TO OBLIGATION OF SPINNERS AND THE SPINNERS SHAREHOLDERS TO EFFECT THE MERGER. The obligation of Spinners and the Spinners Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

           (a) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Parent and Sub contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

           (b) (i) the appropriate officers of Parent shall have executed and delivered to Spinners at the Closing, Parent's Closing Certificate, and (ii) the appropriate officers of Sub shall have executed and delivered to Spinners at the Closing, Sub's Closing Certificate;

           (c) Parent shall have obtained all of the Consents, if any, listed on Schedule 7.1(c) hereto;
   ---------------

           (d) Spinners shall have received corporate certificates of good standing for Parent and Sub, and a copy of the Certificate of Incorporation for Parent and Sub, respectively, both as certified by the Secretary of State of Delaware;

           (e) there shall have been delivered to each of the Spinners Shareholders at the Closing, duly executed by Parent, an Agreement to be Bound to the Registration Rights Agreement of Parent, dated as of Closing Date (the "Agreement to be Bound to the Registration Rights Agreement"), substantially in the form of Exhibit "B" hereto;
            ----------

           (f) Parent shall have executed and delivered at the Closing an Option Agreement for each of the Persons listed on Schedules 6.6(b) or 6.6(c)
                                                   --------------------------
hereto receiving options to purchase Parent Stock, substantially in the form of Exhibit "C" hereto;
----------

           (g) Spinners shall have received, at the Closing, a duly executed opinion of counsel to Parent and Sub, substantially in the form of Exhibit "D"
                                                                   ----------
hereto; and

           (h) Spinners shall have received from Parent and Sub such other documents as Spinners' counsel shall have reasonably requested, in form and substance reasonably satisfactory to Spinners' counsel.

     7.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

           (a) Spinners and the Spinners Shareholders shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Spinners and the Spinners Shareholders contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

           (b) the appropriate officers of Spinners shall have executed and delivered to Parent at the Closing, Spinners Closing Certificate;

           (c) Spinners and the Spinners Shareholders shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 7.2(c)
                                                             --------------
hereto;

           (d) there shall have been delivered to Parent at the Closing, duly executed by each of the Spinners Shareholders, (i) an Agreement to be Bound to the Stockholders' Agreement, substantially in the form of Exhibit "F" hereto;
                                                          ----------
and (ii) an Agreement to be Bound to the Registration Rights Agreement;

           (e) Parent shall have received a corporate certificate of good standing for Spinners, and a copy of the Certificate of Incorporation of Spinners, both as certified by the Secretary of State of Delaware;

           (f) as of the date three business days prior to the Closing Date the Spinners Debt shall be no greater than $680,000;

           (g) Spinners shall have complied with its obligations under Section 6.6(a) hereof;

           (h) Parent shall have received, at the Closing, a duly executed opinion of counsel to Spinners and the Spinners Shareholders, substantially in the form of Exhibit "G" hereto;
            ----------

           (i) Parent shall have received from Spinners or the Spinners Shareholders, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel, and Parent shall have completed its due diligence review of Spinners and shall, in its sole and absolute discretion, be satisfied with the results thereof; and

           (j) Parent shall have received evidence satisfactory to it that at the Closing the assets and properties used in the Spinners Business are free and clear of all Liens other than Permitted Liens (as hereinafter defined).


                                 ARTICLE VIII

                                INDEMNIFICATION

     8.1   INDEMNIFICATION BY PARENT.

           (a) Parent shall indemnify and hold the Spinners Shareholders and Spinners' directors, officers and employees (collectively, the "Spinners Indemnified Parties") harmless from and against, and agree promptly to defend each of the Spinners Indemnified Parties from and reimburse each of the Spinners Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorney fees and other legal costs and expenses) (collectively, a "Spinners Loss") that any of the Spinners Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub in or pursuant hereto, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent pursuant hereto; and

                    (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.1(a).

          (b) Notwithstanding any other provision hereof to the contrary, Parent shall not have any liability under Section 8.1(a)(i) above (i) unless the aggregate of all Spinners Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000, and then only to the extent of such excess, (ii) for amounts in excess of $9,000,000 in the aggregate, and (iii) unless the Spinners Shareholders have asserted a claim with respect to the matters set forth in Section 8.1(a)(i), or 8.1(a)(iii) to the extent applicable to Section 8.1(a)(i), within two years of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Spinners Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.1(a)(i), (ii) or (iii) above.

     8.2  INDEMNIFICATION BY THE SPINNERS SHAREHOLDERS.

          (a) The Spinners Shareholders, jointly and severally, shall indemnify and hold Parent, Sub, Surviving Corporation and their respective shareholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i)    any breach or inaccuracy of any of the
representations and warranties made by Spinners or the Spinners Shareholders in or pursuant hereto, or in any instrument certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Spinners or any of the Spinners Shareholders to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Spinners pursuant hereto; and

                    (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.2.

          (b) Notwithstanding the above, none of the Spinners Shareholders shall have any liability under Section 8.2(a)(i) above (i) unless the aggregate of all Parent Losses for which the Spinners Shareholders would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000, and then only to the extent of such excess, (ii) for amounts in excess of $9,000,000 in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Sections 8.2(a)(i), or 8.2(a)(iii) (to the extent applicable to Section 8.2(a)(i)) within two years of the Effective Time, except with respect to the matters arising under
(A) Sections 4.18,4.19 or 4.20 hereof, in which event Parent must have asserted a claim within the applicable statute of limitations; or (B) Section 4.24 hereof, in which event Parent must have asserted a claim within five years of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Parent Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.2(a)(i), (ii) or (iii) above.

     8.3  NOTIFICATION OF CLAIMS; ELECTION TO DEFEND

          (a) A party entitled to be indemnified pursuant to Section 8.1 or 8.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 8.1 or 8.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 8.3(a) hereof, of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except
(i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

     8.4 PAYMENT. Any Indemnifying Party may, at such Indemnifying Party's option, pay all or part of any amount due under this Article VIII by delivery of shares of Parent Stock having a value equal to the amount due (to the extent that such Party owns sufficient shares of Parent Stock); provided, however, that the Spinners Shareholders shall only be entitled to this option to the extent that they have satisfied an aggregate of $1 million of Parent Losses in cash. For the purpose of this provision, the value of Parent Stock shall be deemed to be $10 per share; provided, however, that in the event of a Spinners Loss, the Spinners Indemnified Parties may request in writing that the value of Parent Stock instead be determined by Price Waterhouse LLP, whose fees and expenses will be split evenly by Parent, on the one hand, and the Spinners Shareholders, on the other, and whose determination will be binding in connection with that Spinners Loss.


                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER



     9.1 TERMINATION. This Merger Agreement may be terminated at any time prior to the Effective Time:

          (a)  by mutual written consent of Parent and Spinners;

          (b) by Spinners, upon a material breach hereof on the part of Parent or Sub which has not been cured and which would cause any condition set forth in
Section 7.1 hereof to be incapable of being satisfied by July 31, 1998;

          (c) by Parent, upon a material breach hereof on the part of Spinners or any of the Spinners Shareholders which has not been cured and which would cause any condition set forth in Section 7.2 hereof to be incapable of being satisfied by July 31, 1998;

          (d) by Parent or Spinners if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

          (e) by either Parent or Spinners if the Merger shall not have been consummated on or before July 31, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

     9.2  FEES AND EXPENSES.

          (a) If the Merger is consummated, all costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Surviving Corporation; provided, however, that the Spinners Shareholders shall pay all fees and expenses (including agents, counsel and other advisors) of Spinners and themselves that are not solely and directly related to the Merger.

          (b) If the Merger is not consummated for a reason other than the willful and material breach hereof by a party, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

          (c) If the Merger is not consummated because of a willful and material breach hereof by any party, the nonbreaching party or parties shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its or their rights hereunder with respect to such breach shall be paid by the breaching party.

     9.3 AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the Spinners Shareholders, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way materially adversely affects the rights of the Spinners Shareholders, or
(iii) under applicable law would require approval of the Spinners Shareholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the Spinners Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, provided that after the Effective Time, any such amendment must be signed by the former holders of a majority of the Spinners Stock.

     9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1 SURVIVAL; RECOURSE. None of the agreements contained herein shall survive the Merger, except that (i) the agreements contained in Article III hereof, the covenants contained in Article VI hereof, the obligations to indemnify contained in Article VIII hereof and the agreements of the Surviving Corporation referred to in Sections 10.9 and 10.10 hereof, shall survive the Merger (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles IV and V hereof shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Spinners or Parent, and shall bind the legal representatives, assigns and successors of Spinners, the Spinners Shareholders and Parent, for a period of two years after the Effective Time (other than the representations and warranties contained in (A) Sections 4.18, 4.19 and 4.20 hereof, which shall survive for the applicable statute of limitations; and (B) Section 4.24 hereof, which shall survive for a period of five years after the Effective Time).

     10.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Spinners:     Spinners Incorporated
                         Athenaeum House, 215 First St.
                         Cambridge, MA 02142
                         Attention:  Mr. Niraj Shah, President
                         Telephone:  617/225-0901
                         Telecopy:   617/225-0902

     With copies to:     Peabody & Brown
                         101 Federal St.
                         Boston, MA 02110-1832
                         Attention:  Brian J. Crush, P.C.
                         Telephone:  617/345-1000
                         Telecopy:   617/345-1300

     and to:             First Albany Corporation
                         One Penn Plaza, 42nd Floor
                         New York, NY 10119
                         Attention:  Mr. Andrew Lewin, Sr. V.P.
                         Telephone:  212/273-7141
                         Telecopy:   212/273-7320

     If to the Spinners  To the address listed under the signature
     Shareholders:       line of the applicable Spinners Shareholder

     If to Parent or Sub:  IXL Holdings, Inc.
                           1888 Emery St., 2nd Floor
                           Atlanta, GA 30318
                           Attention:  James V. Sandry
                           Telecopy:   404/267-3801
                           Telephone:  404/267-3800

     With copies to:       Minkin & Snyder, A Professional Corporation
                           One Buckhead Plaza
                           3060 Peachtree Rd., Ste. 1100
                           Atlanta, GA 30305
                           Attention:  James S. Altenbach, Esq.
                           Telecopy:   404/233-5824
                           Telephone:  404/261-8000

     and to:               Kelso & Company
                           320 Park Ave., 24th Floor
                           New York, NY 10032
                           Attention:  James J. Connors II, Esq.
                           Telecopy:   212/223-2379
                           Telephone:  212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     10.3 ENTIRE AGREEMENT. The exhibits and schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the non-disclosure letter agreement between Parent and Spinners dated as of April 23, 1998. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

     10.4 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

     10.5 GOVERNING LAW. This Agreement, except to the extent that the DGCL is mandatorily applicable to the Merger, or to the rights of the Spinners Shareholders or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

     10.6 HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.

     10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

     10.8 SEVERABILITY. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     10.9 POST-CLOSING ACCESS. For a period of seven years after the Closing Date, the Spinners Shareholders and their agents and representatives shall have reasonable access to the books and records of the Spinners Business; thereafter, Sub and Parent will cooperate to furnish the Spinners Shareholders with information as reasonably necessary for tax or other purposes.

     10.10 POST-CLOSING NOTICE. To the extent the Surviving Corporation receives written notice of any event or circumstance that materially affects any of the Spinners Shareholders, the Surviving Corporation shall promptly notify the affected Spinners Shareholder of such matter, information, or event and shall provide them with copies of all relevant documentation or correspondence in connection thereto.

     10.11  CERTAIN DEFINITIONS. As used herein:

            (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Spinners Real Property or interfering with the ordinary conduct of any of the Spinners Business; and (e) those Liens listed on Schedule 10.11;
                                        --------------

            (b) (i) any representation or warranty stated to be made "to the knowledge" of a party Shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of Spinners" shall refer to the knowledge, subject to clause (i) above, of any of the Spinners Shareholders; and

            (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including Sub); provided, however, that with respect to the Parent, the terms "Subsidiary" and "Subsidiaries" shall not include Spinners or University Netcasting, Inc.

                     - SIGNATURES ON THE FOLLOWING PAGE -

     IN WITNESS WHEREOF, Parent, Sub and Spinners have caused this Agreement to be signed and delivered by their respective duly authorized officers, and each Spinners Shareholder has signed and delivered this Agreement, all as of the date first written above.

                                   "SPINNERS"

                                   Spinners Incorporated, a Delaware corporation


                                   By: /s/ Niraj S. Shah
                                      ------------------------------------------
                                   Title: President


                                   "PARENT"

                                   IXL Holdings, Inc., a Delaware corporation


                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------


                                   "SUB"

                                   iXL-Boston, Inc., a Delaware corporation


                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------

                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

     IN WITNESS WHEREOF, Parent, Sub and Spinners have caused this Agreement to be signed and delivered by their respective duly authorized officers, and each Spinners Shareholder has signed and delivered this Agreement, all as of the date first written above.

                                   "SPINNERS"

                                   Spinners Incorporated, a Delaware corporation


                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------


                                  "PARENT"

                                  IXL Holdings, Inc., a Delaware corporation


                                  By: /s/ James V. Sandry
                                     -------------------------------------------
                                  Title: Executive Vice President


                                  "SUB"

                                  iXL-Boston, Inc., a Delaware corporation


                                  By: /s/ James V. Sandry
                                     -------------------------------------------
                                  Title: Executive Vice President

            - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                         "SPINNERS SHAREHOLDERS"


                         /s/ Niraj S. Shah
                         -------------------------------------------------------
                         Niraj S. Shah

                         Address:      1163 Beacon St #6
                                     -------------------------------------------
                                       Brookline, MA  02146
                                     -------------------------------------------
                                     ___________________________________________

                         /s/ Steven K. Conine
                         -------------------------------------------------------
                         Steven K. Conine

                         Address:      128 Chestnut St. #32
                                     -------------------------------------------
                                       Boston, MA 02108
                                     -------------------------------------------
                                     ___________________________________________

                                   EXHIBITS
                                   --------

Parent's Closing Certificate......................................  Exhibit A-1

Sub's Closing Certificate.........................................  Exhibit A-2

Agreement to be Bound to Registration Rights Agreement............  Exhibit B

Option Agreement..................................................  Exhibit C

Opinion of Counsel to Parent and Sub..............................  Exhibit D

Spinner's Closing Certificate.....................................  Exhibit E

Agreement to be Bound to Stockholders' Agreement..................  Exhibit F

Opinion of Counsel to Spinners....................................  Exhibit G

Certificate of Merger.............................................  Exhibit H

                                SCHEDULE 3.1(B)
                                ---------------

                             MERGER CONSIDERATION
                     (See Schedule 3.1(B) attached hereto)

                                SCHEDULE 4.3(A)
                                ---------------

                          CAPITALIZATION OF SPINNERS


                                SCHEDULE 4.3(B)
                                ---------------

                                LIENS ON STOCK


                                 SCHEDULE 4.5
                                 ------------

             CONFLICTS, REQUIRED FILINGS AND CONSENTS OF SPINNERS


                                 SCHEDULE 4.7
                                 ------------

                 EXCEPTIONS TO ABSENCE OF CHANGES OF SPINNERS


                                 SCHEDULE 4.8
                                 ------------

                      UNDISCLOSED LIABILITIES OF SPINNERS


                                 SCHEDULE 4.9
                                 ------------

                 EXCEPTIONS TO TITLE TO PROPERTIES OF SPINNERS

                                SCHEDULE 3.1(b)
                                ---------------

                 PRO FORMA CALCULATION OF MERGER CONSIDERATION
                 ---------------------------------------------

                     PS  =    (900,000 + X) - (D + $1 million)
                                        ---   ----------------
                                        $10              $10
                              --------------------------------
                                   S + O

Assuming: O=690,500 Spinners options, each at $.25 exercise price
          X=1/2 of (690,500 x $.25)=$86,321.50
          D=$680,000
          S=7 million shares

PS = (900,000 + 8,631.25) - (168,000)
     --------------------------------
               7,690,500

PS = .0963 IXL shares per Spinners share

Total IXL shares = 674,132 (based on foregoing assumptions)

                                 SCHEDULE 4.10
                                 -------------

                             EQUIPMENT OF SPINNERS


                               SCHEDULE 4.11(A)
                               ----------------

                       INTELLECTUAL PROPERTY OF SPINNERS


                               SCHEDULE 4.11(B)
                               ----------------

                          MATERIAL COMPUTER SOFTWARE


                                 SCHEDULE 4.12
                                 -------------

                           REAL PROPERTY OF SPINNERS


                                 SCHEDULE 4.13
                                 -------------

                              LEASES OF SPINNERS


                                 SCHEDULE 4.14
                                 -------------

                             CONTRACTS OF SPINNERS


                                 SCHEDULE 4.15
                                 -------------

                      DIRECTORS AND OFFICERS OF SPINNERS

                                 SCHEDULE 4.16
                                 -------------

                        PAYROLL INFORMATION OF SPINNERS


                                 SCHEDULE 4.17
                                 -------------

                                  LITIGATION


                                 SCHEDULE 4.18
                                 -------------

              EMPLOYEE BENEFIT PLANS/LABOR RELATIONS OF SPINNERS


                                 SCHEDULE 4.19
                                 -------------

                           ERISA ISSUES OF SPINNERS


                                 SCHEDULE 4.21
                                 -------------

                               SPINNERS PERMITS

                                 SCHEDULE 4.23
                                 -------------

                               SPINNERS BROKERS


                                 SCHEDULE 4.25
                                 -------------

                 INTEREST IN CUSTOMERS, SUPPLIERS, COMPETITORS

                                 SCHEDULE 4.28
                                 -------------

                             INSURANCE OF SPINNERS


                                 SCHEDULE 5.3
                                 ------------

          CONFLICTS, REQUIRED FILINGS AND CONSENTS OF PARENT AND SUB


                                 SCHEDULE 5.4
                                 ------------

                               PARENT LITIGATION


                                 SCHEDULE 5.5
                                 ------------

                            PARENT AND SUB BROKERS


                                 SCHEDULE 5.6
                                 ------------

              OUTSTANDING OBLIGATIONS TO ISSUE OPTIONS, WARRANTS
                         OR OTHER PARENT STOCK RIGHTS


                                 SCHEDULE 5.7
                                 ------------

                            SUBSIDIARIES OF PARENT


                                 SCHEDULE 5.9
                                 ------------

                        PARENT UNDISCLOSED LIABILITIES

                                 SCHEDULE 5.13
                                 -------------

                       EXCEPTIONS TO ABSENCE OF CHANGES


                                SCHEDULE 6.6(B)
                                ---------------

              PARENT OPTIONS TO HOLDERS OF SPINNERS STOCK RIGHTS


                                SCHEDULE 6.6(C)
                                ---------------

            PARENT OPTIONS TO THOSE PERSONS DESIGNATED BY SPINNERS


                                SCHEDULE 7.1(C)
                               ----------------

                                PARENT CONSENTS


                                SCHEDULE 7.2(C)
                                ---------------

                  SPINNERS AND SPINNERS SHAREHOLDERS CONSENTS


                                SCHEDULE 10.11
                                --------------

                          PERMITTED LIENS OF SPINNERS